EXHIBIT 10.17

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL IN THE FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO THE MAKER THAT THIS NOTE MAY BE SOLD, TRANSFERRED,  OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

Note Issue Date (“Issuance Date”)	January 23, 2012
Maturity Date	December 31, 2012
Name of Note Holder	Steven L. Pfirman
Total Amount of Note.	$250,000

For value received, ChatChing, Inc., a Florida corporation (the “Maker”), hereby promises to pay to the order of the “Holder” identified above, (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount set forth above, with no [-0%-] interest thereon.

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account.  The outstanding principal balance of this Note shall be due and payable on the “Maturity Date” set forth above or at such earlier time as provided herein, unless converted prior to the Maturity Date, as described herein.

ARTICLE I

Section 1.1 Amended and Restated Note Credit Line Agreement.  This Note has been executed and delivered pursuant to the Amended and Restated Credit Line Agreement dated as of January 23, 2012 (the “Credit Line Agreement”) by the Maker and the Holder.  This Note amends and restates in its entirety that certain Note between the parties pursuant to the original Credit Line Agreement made as of March 11, 2011.

Section 1.2 Interest.  No interest shall be payable hereon.

Section 1.3 Payment of Principal and Interest; Prepayment.  All principal under this Note is due and payable on the Maturity Date.  This Note may be prepaid at any time by the Maker without premium or penalty.

ARTICLE II

EVENTS OF DEFAULT;  REMEDIES

Section 2.1 Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the Maker shall fail to make any payment of Principal on Maturity Date

(b) the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(c) a proceeding or case shall be commenced in respect of the Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker and shall continue undismissed, or unstayed and in effect for a period of thirty (30) days.

Section 2.2  Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option, (a) declare the entire unpaid principal balance of this Note.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon hand delivery, e-mail, telecopy or facsimile at the address or number provided the other party.

Section 3.2 Governing Law.  This Note shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

Section 3.3 Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 3.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof).  The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.5 Enforcement Expenses.  The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

Section 3.6 Binding Effect.   The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 3.7   This Note may not be modified or amended in any manner except in writing executed by the Maker and the Holder.

EXECUTED on the day and year first written above.

Borrower: ChatChing, Inc.

/s/ Steven L. Pfirman
Steven L. Pfirman, President